Exhibit 21.1
RUSS BERRIE AND COMPANY, INC. AND SUBSIDIARIES

JURISDICTION OF
COMPANY NAME	ORGANIZATION
Russ Berrie and Company, Inc.	New Jersey
Kids Line, LLC	Delaware
Kids Line Australia Pty Ltd.	Victoria, Australia
Kids Line UK Limited	England
Sassy, Inc.	Illinois
I & J HoldCo, Inc.	Delaware
LaJobi, Inc.	Delaware
CoCaLo, Inc.	California
RB Trademark Holdco, LLC	Delaware
Russ Berrie & Co. West (inactive)	California
BOA Done, Inc. (inactive)	West Virginia
P/F Done, Inc. (inactive)	Pennsylvania
Fluf N’ Stuf, Inc. (inactive)	Pennsylvania
RBTACQ, Inc. (inactive)	Ohio
RBCACQ, Inc. (inactive)	California
Russ Berrie (Holdings) Limited (inactive)	England
Russ Berrie (Deutschland) GmbH (inactive)	Germany
Russ Berrie (Osterreich) GmbH (inactive)	Austria
Russ Berrie (Benelux) B.V. (inactive)	Holland